Exhibit 99.1

Rexford Industrial Acquires FIve-Building Industrial PORTFOLIO FOR $38.7 Million

- A Total of 408,224 Square Feet Located in Core Infill Market -

- Year-to-Date Acquisition Volume Surpasses $350 Million -

Los Angeles – December 10, 2014 – Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust focused on owning and operating industrial properties located in Southern California infill markets, today announced that it has acquired a five-property industrial portfolio in Ventura County, California, containing an aggregate of 408,224 square feet for $38.7 million, or approximately $94.68 per square foot. The acquisition was funded with the Company’s credit facility.

“We are pleased to announce the acquisition of this high quality portfolio within the attractive Oxnard sub-market, the largest industrial market in Ventura County, California, where Rexford has a successful track record of operating and adding value to industrial properties,” said Howard Schwimmer and Michael Frankel, Co-Chief Executive Officers of the Company. “At 93% overall occupancy, this investment combines the benefits of stable cash flow from the highest-quality product in the sub-market with the opportunity to increase cash flow and operating margins going forward by instituting Rexford’s proactive, professional asset management program.”

The portfolio was acquired at substantially below replacement cost and includes five projects comprising 16 multi-tenant buildings, with a total of 408,224 square feet on 28.4 acres. The portfolio was purchased from a private foundation liquidating its real estate. Collectively, the five properties contain 98 tenant spaces, with a majority of the units ranging between 2,000 to 6,000 square feet, with many of the spaces featuring dock-high loading, a rarity for units of these sizes within the Southern California market. According to CBRE, the vacancy rate in the 62.5 million square foot Ventura sub-market stood at 4.8% at the end of the third quarter of 2014.

The details of the properties are noted below:

Name	Square Feet	Occupancy
Seagate	137,785	97%
Eastman	55,296	93%
Northfield	33,332	100%
Melron	49,624	96%
Market	132,187	86%
	408,224	93%

About Rexford Industrial

Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California infill markets. The Company owns interests in 97 properties with approximately

10.0 million rentable square feet and manages an additional 20 properties with approximately 1.2 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact:

Investor Relations:

Stephen Swett

424 256 2153 ext. 401

investorrelations@rexfordindustrial.com